FIRST UNION LETTERHEAD

                                                                  March 16, 2005

BY FACSIMILE AND FEDERAL EXPRESS

Mr. Sidney Lassen
Chief Executive Officer
Sizeler Property Investors, Inc.
2542 Williams Boulevard
Kenner, Louisiana 70062

Dear Mr. Lassen:

      We note with somewhat disheartened bemusement the implications of your most recent press release lauding Monday's off market sale of 2,649,000 publicly registered shares of Sizeler's common stock while simultaneously dismissing our proposals to provide capital, each of which would have been non-dilutive or less dilutive to shareholder equity. In so doing, your self-aggrandizing press release stated that the sale was part of "your long term strategic plan to build shareholder value". Furthermore, you indicated non-responsively that your rejection of consideration of our proposals was due to our lack of knowledge about the complexity of Sizeler's balance sheet.

      On reflection, it occurs to us that a dilutive below market sale of 19.6% of Sizeler's then-outstanding shares may well be consistent with a strategic plan that to date has yielded shareholders a 60% dividend reduction, diminishing FFO and a moribund stock price in a raging REIT securities market. One is compelled to wonder whether management's view of a fully successful implementation and culmination of its plan would provide shareholders with continuously declining dividends and a falling stock price through the circumspect application of poor management technique and entrenching below market stock sales.

      As to our purported naivete relating to Sizeler's capital structure, we are unable to respond due to the lack of any described specifics from management. We do note, however, that at least one of our proposed alternatives involved the very same capital structure and a sale of the same number of shares of stock, simply at a higher price than that at which Sizeler chose to sell. Moreover, we do not believe that our position as an existing shareholder of Sizeler was a barrier to discussions in view of the fact that management believed it could afford this below market opportunity to at least one existing shareholder whose support management has historically enjoyed.

      In response to your allegations that our securities filings contain "vague and incomplete" descriptions of our intentions, we reiterate that as a concerned shareholder we intend to closely scrutinize and monitor developments at Sizeler and, in response thereto, to consider various appropriate methods of maximizing the value of our shares and shareholder value in general. We currently have no plans or proposals with respect to Sizeler other than as disclosed in our securities filings. On the contrary, we have been and will continue to give consideration to the question of how Sizeler can best be managed to build shareholder value. As events unfold and we learn more about Sizeler, its management and its intentions, we anticipate arriving at and proposing various appropriate measures. These measures could include, without limitation, externalizing management, strategic sales of non-core assets and/or a liquidation of the company. Any such plans or proposals, once formulated, will be promptly disclosed as required under applicable securities laws including, without limitation, in our definitive proxy material to be filed in connection with the annual shareholders' meeting and consistent with our desire to keep shareholders informed about Sizeler and about our intentions. We note by comparison that yesterday's below market equity sale, effectuated with virtually no prior notice to shareholders, shed significant light on management's intentions and methods and will likely affect our intentions.

                                                  Very truly yours,

                                                  FIRST UNION REAL ESTATE EQUITY
                                                  AND MORTGAGE INVESTMENTS


                                                  Michael L. Ashner
                                                  Chief Executive Officer


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